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                                         AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                                    SCHEDULE SETTING FORTH THE COMPUTATION OF EARNINGS PER SHARE                     Exhibit 11


                                                     12/31/94                        12/31/93                  12/31/92
                                               ---------------------            --------------------      ---------------------

     Weighted average number of shares
      outstanding:
       4% Preferred.......................          210,611                         223,997                       237,701
       6-1/2% Preferred...................        1,143,961                       1,365,155                     1,530,415
       Class A............................       20,041,094                      15,501,489                    14,937,184
       Common.............................        3,000,000                       3,000,000                     3,000,000
                                                ===========                     ===========                    ==========



     Weighted average number of shares
      outstanding assuming conversion of
       preferred stock into Class A shares:
       Class A............................       24,526,000       89.10%         20,717,000         87.35%     20,717,000    87.35%
       Common.............................        3,000,000       10.90           3,000,000         12.65       3,000,000    12.65
                                                -----------      ------         -----------        -------     ----------   -------
                                                 27,526,000      100.00%         23,717,000        100.00%     23,717,000   100.00%
                                                ===========      ======         ===========        ======      ==========   ======



     Income before cumulative effect of
      change in accounting principle......      $ 7,334,000                     $ 5,208,000                   $10,324,000
     Cumulative effect on prior years of
      change in accounting principle......             -                         (4,982,000)                            -
                                                -----------                     -----------                   -----------
      Net income..........................      $ 7,334,000                     $   226,000                   $10,324,000
                                                ===========                     ===========                   ===========



     Allocation of net income on the basis
      of the respective dividend rights of
      the above classes of stock, pro-rata:
       Class A............................      $ 6,535,000       89.10%        $   197,000         87.35%    $ 9,018,000    87.35%
       Common.............................          799,000       10.90              29,000         12.65       1,306,000    12.65
                                                -----------      ------         -----------        -------    -----------   ------
                                                $ 7,334,000      100.00%        $   226,000        100.00%    $10,324,000   100.00%
                                                ===========      ======         ===========        ======     ===========   ======



     Earnings per Class A share:
      Income before cumulative effect of
       change in accounting principle.....             $.27                            $.22                          $.44
      Cumulative effect on prior years of
       change in accounting principle.....               -                             (.21)                           -
                                                       ----

      Net income..........................             $.27                            $.01                          $.44
                                                       ====                            ====                          ====
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